Exhibit 99.1

PTGi Board of Directors Appoints Neil S. Subin as Chairman

MCLEAN, VA – (MARKET WIRE) – April 26, 2013 – Primus Telecommunications Group, Incorporated (PTGi) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced that its Board of Directors has appointed Neil S. Subin as Chairman of the Board, effective May 1, 2013. Mr. Subin has served on PTGi’s Board since July 2009. Peter D. Aquino, PTGi’s Executive Chairman, is leaving the Board and company to pursue other interests, effective April 30, 2013, and the Board reduced the number of board seats from five to four.

Mr. Aquino stated, “I am extremely proud of all that the PTGi team has achieved during my time with the company. I believe the company is in a good position under Andy Day’s leadership.”

Mr. Subin stated, “The entire Board joins me in thanking Pete for his tremendous accomplishments and service as PTGi’s leader over the last 2 1/2 years. I look forward to leading the Board and collaborating with Andy Day and management through the next chapter of PTGi.”

About PTGi

PTGi (Primus Telecommunications Group, Incorporated) is a leading provider of advanced communication solutions, including traditional and IP voice, data, mobile services, broadband Internet, metro fiber and Carrier Ethernet to business and residential customers in Canada and the United States. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, and fiber capacity in Canada. Founded in 1994, PTGi is headquartered in McLean, Virginia.

Cautionary Statement Regarding Forward Looking Statements

This press release contains or incorporates a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance or results, or of the creation of shareholder value, although they are based on our current plans or assessments which we believe to be reasonable as of the date hereof. Factors or risks that could cause our actual results to differ materially from the results are more fully described in our annual report, quarterly reports or other filings with the Securities and Exchange Commission, which are available through our website at www.ptgi.com. Other unknown or unpredictable factors could also affect our business, financial condition and results. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

LHA

Carolyn Capaccio/Jody Burfening

212-838-3777

ccapaccio@lhai.com